Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 25, 1999 relating to the financial statements, which appear in the 1998 Annual Report to Shareholders of Structural Dynamics Research Corporation, which is incorporated by reference in Structural Dynamics Research Corporation's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated January 25, 1999 relating to the financial statement schedules, which appear in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

/S/ PricewaterhouseCoopers LLP

Cincinnati, Ohio

December 3, 1999